EXHIBIT 10

                           BINGHAM, DANA & GOULD LLP
                               150 FEDERAL STREET
                        BOSTON, MASSACHUSETTS 02110-1726


                               December __, 1996


Landmark Institutional Trust
6 St. James Avenue
Boston, Massachusetts  02116

Ladies and Gentlemen:

      We have acted as counsel to Landmark Institutional Trust, a Massachusetts business trust (the "Trust"), in connection with Post-Effective Amendment No. 7 and Post-Effective Amendment No. 8 to the Trust's Registration Statement on Form N-1A filed with the Securities and Exchange Commission (the "Commission") on October 1, 1996 and December __, 1996, respectively (as amended, the "Registration Statements"), with respect to an indefinite number of Shares of Beneficial Interest ($0.00001 par value) (the "Shares") of a separate series of the Trust designated as Landmark Institutional Tax Free Reserves (the "Fund").

      In connection with this opinion, we have examined the following described documents:

      (a)  the Registration Statements;

      (b) a certificate of the Secretary of State of the Commonwealth of Massachusetts as to the existence of the Trust;

      (c) copies, certified by the Secretary of State of the Commonwealth of Massachusetts, of the Trust's Declaration of Trust and of all amendments thereto on file in the office of the Secretary of State; and

      (d) a Certificate executed by Molly S. Mugler, Assistant Secretary of the Trust, certifying as to, and attaching copies of, the Trust's By-Laws and certain votes of the Trustees of the Trust authorizing the issuance of the Shares.


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      In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

      This opinion is based entirely on our review of the documents listed above. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

      This opinion is limited solely to the laws of the Commonwealth of Massachusetts (other than the Massachusetts Uniform Securities Act, as to which we express no opinion) as applied by courts in such Commonwealth to the extent such laws may apply to or govern the matters covered by this opinion.

      We understand that all of the foregoing assumptions and limitations are acceptable to you.

      Based upon and subject to the foregoing, please be advised that it is our opinion that the Shares, when issued and sold in accordance with the Registration Statements and the Trust's Declaration of Trust and By-laws, will be legally issued, fully paid and non-assessable, except that, as set forth in the Registration Statements, shareholders of the Fund may under certain circumstances be held personally liable for the Trust's obligations.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statements.

                                    Very truly yours,



                                    BINGHAM DANA & GOULD LLP